Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE FOURTH RESTATED CERTIFICATE OF INCORPORATION OF

UNITED RENTALS, INC.

Pursuant to Section 242

of the General Corporation Law

of the State of Delaware

United Rentals, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendments to the Fourth Restated Certificate of Incorporation of United Rentals, Inc. filed with the Secretary of State of Delaware on June 1, 2017 (the “Charter”) have been duly approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

That Paragraph B of Article V of the Charter be amended and restated in its entirety to read as follows:

B.

Amendment of Certificate of Incorporation. Notwithstanding any other provision contained in this Fourth Restated Certificate of Incorporation and notwithstanding that a lesser percentage may be specified by law, the By-Laws or otherwise, this Article V and Articles VI, VII, VIII, IX and XI of this Fourth Restated Certificate of Incorporation shall not be amended or repealed, and no provision inconsistent therewith or providing for cumulative voting in the election of directors shall be adopted, unless such adoption, amendment or repeal is approved by the affirmative vote of holders of at least a majority of the voting power of all shares of capital stock of the Corporation entitled to vote generally for the election of directors.

That the first paragraph of Article IX of the Charter be amended and restated in its entirety to read as follows:

Any action required or permitted to be taken by the stockholders must be taken at a duly called and convened annual meeting or special meeting of stockholders or may be effected by a consent in writing by the stockholders of the Corporation as provided by, and subject to the limitations in, Article XI of this Fourth Restated Certificate of Incorporation.

That the Charter be amended to add a new Article XI, the text of which reads as follows:

A.

Written Consent. Certain actions required or permitted to be taken by the stockholders of the Corporation at an annual or special meeting of the stockholders may be effected without a meeting by the written consent of the stockholders of the Corporation entitled to vote thereon (a “Consent”), but only if such action is taken in accordance with the provisions of this Article XI.

B.

Request for Record Date. The record date for determining stockholders entitled to authorize or take corporate action by Consent shall be as fixed by the Board of Directors or as otherwise established under this Article XI. Any stockholder seeking to have the stockholders authorize or take corporate action by Consent shall, by written notice addressed to the Secretary of the Corporation and delivered to the principal executive offices of the Corporation and signed by the stockholders of record owning not less than 25% of all the then-outstanding shares of Common Stock of the Corporation, as determined in accordance with the applicable requirements of the By-Laws of the Corporation, who shall continue to own not less than 25% of all the then-outstanding shares of Common Stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action and who shall not revoke such request, request that a record date be fixed for such purpose (each such notice, a “Request”). The Request must contain the information set forth in Section C of this Article XI. By the later of (i) 20 days after delivery of a valid Request and (ii) five days after delivery of any information requested by the Corporation pursuant to Section C of this Article XI, the Board of Directors shall determine the validity of the Request and whether the Request relates to an action that may be authorized or taken by Consent pursuant to this Article XI and, if appropriate, adopt a resolution fixing the record date for such purpose. The record date for such purpose shall be no more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date such resolution is adopted. If the Request has been determined to be valid and to relate to an action that may be authorized or taken by Consent pursuant to this Article XI, or if such no determination shall have been made by the date required by this Article XI, and in either event no record date has been fixed by the Board of Directors, the record date shall be the date on which the first signed Consent is delivered to the Corporation in the manner described in Section G of this Article XI; except that, if prior action by the Board of Directors is required under the provisions of the law of the State of Delaware, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

C.

Request Requirements. Any Request (i) must be delivered by the stockholders of record owning not less than 25% of all the then outstanding shares of Common Stock of the Corporation, as determined in accordance with applicable requirements of the By-Laws of the Corporation (with documentary evidence of such ownership attached to the Request, including, if the record holders submitting such Request are not the beneficial owners of such shares, documentary evidence that the beneficial owners on whose behalf the Request is submitted beneficially own at least 25% of the then outstanding shares of Common Stock of the Corporation), who shall continue to own not less than 25% of all the then outstanding shares of Common Stock of the Corporation through the date of delivery of Consents and who shall not revoke such request, signed by a sufficient number of stockholders to authorize or take such action; (ii) must describe the action proposed to be authorized or taken by Consent;

and (iii) must contain (a) such other information and representations, to the extent applicable, then required by the By-laws of the Corporation as though each stockholder submitting such Request was submitting a notice of a nomination for election to the Board of Directors or of other business to be brought before a meeting of stockholders, (b) the text of the proposal (including the text of any resolutions to be adopted by Consent and the language of any proposed amendment to the By-Laws of the Corporation), and (c) the agreement of the requesting stockholders required by the By-Laws of the Corporation. The Board of Directors may require the stockholders submitting a Request to furnish such other information as it may require to determine the validity of the Request. Stockholders seeking to authorize or take action by Consent shall update the information provided in the Request as required by the By-Laws of the Corporation with respect to information provided concerning nominations for elections to the board or other business at stockholders meetings.

D.

Actions Which May Be Authorized or Taken by Written Consent. Stockholders are not entitled to authorize or take action by Consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) an identical or substantially similar item of business, as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders (a “Similar Item”), is included in the Corporation’s notice of meeting as an item of business to be brought before an annual or special stockholders meeting that has been called but not yet held or that has been called to be held on a date within 90 days after the receipt by the Corporation of the Request for such action, provided that the removal of directors without electing replacements shall not be a Similar Item to the election of directors, or (iii) such Request was made in a manner that involved a violation of Regulation 14A promulgated under the Exchange Act, or other applicable law.

E.

Manner of Consent Solicitation. Stockholders may authorize or take action by Consent only if such Consents are solicited from all holders of the shares of Common Stock of the Corporation entitled to vote on the matter and in accordance with applicable law.

F.

Date of Consent. Every Consent purporting to take or authorize the taking of corporate action must bear the date of signature of each stockholder who signs the Consent, and no Consent shall be effective to take or authorize the taking of the action referred to therein unless, within 60 days of the earliest dated Consent delivered in the manner required by Section G of this Article XI, Consents signed by the stockholders holding a sufficient number of shares to authorize or take such action are so delivered to the Corporation.

G.

Delivery of Consents. Every Consent purporting to take or authorize the taking of corporate action must be dated and delivered to the Corporation or its registered office in the State of Delaware no earlier than 60 days after the delivery of a valid Request. Consents must be delivered to the Corporation’s registered office in the State of Delaware or its principal place of business. Delivery must be made by hand or by certified or registered mail, return receipt requested. The Secretary of the

Corporation, or such other officer of the Corporation as the Board of Directors may designate (“Other Officer”), shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be authorized or taken by Consent as the Secretary of the Corporation or Other Officer, as the case may be, deems necessary or appropriate, including, without limitation, whether the holders of a number of shares having the requisite voting power to authorize or take the action specified in the Consents have given consent; provided, however, that if the action to which the Consents relate is the removal or replacement of one or more members of the Board of Directors, the Secretary of the Corporation or Other Officer, as the case may be, shall promptly designate two persons, who shall not be members of the Board of Directors, to serve as inspectors (“Inspectors”) with respect to such Consents and such Inspectors shall discharge the functions of the Secretary of the Corporation or Other Officer, as the case may be, under this Article XI. If after such investigation the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, shall determine that the action has been duly authorized or taken by the Consents, that fact shall be certified on the records of the Corporation and the Consents shall be filed in such records. In conducting the investigation required by this Section G, the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, may retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate, at the expense of the Corporation, and shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

H.

Effectiveness of Consent. No action may be authorized or taken by the stockholders by Consent except in accordance with this Article XI. If the Board of Directors shall determine that any Request was not properly made in accordance with, or relates to an action that may not be effected by Consent pursuant to, this Article XI, or any stockholder seeking to authorize or take such action does not otherwise comply with this Article XI, then the Board of Directors shall not be required to fix a record date and any such purported action by Consent shall be null and void to the fullest extent permitted by applicable law. No Consent shall be effective until such date as the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, certify to the Corporation that the Consents delivered to the Corporation in accordance with Section 7 of this Article represent at least the minimum number of votes that would be necessary to authorize or take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with law of the State of Delaware and this Fourth Restated Certificate of Incorporation.

I.

Challenge to Validity of Consent. Nothing contained in this Article XI shall in any way be construed to suggest or imply that the Board of Directors or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, Other Officer, or the Inspectors, as the case may be, or to take any other action (including, without limitation, the commencement, prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

J.

Board-Solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (a) none of the foregoing provisions of this Article XI shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (b) the Board of Directors shall be entitled to solicit stockholder action by Consent in accordance with applicable law.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its duly authorized officer on this 7th day of May, 2020.

UNITED RENTALS, INC.

By	/s/ Joli L. Gross
	Name:	Joli L. Gross
	Title:	Senior Vice President, General Counsel and Corporate Secretary